Exhibit 99.1

January 31, 2018

Western Uranium Corporation Provides Updates

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado – Western Uranium Corporation (CSE: WUC) (OTCQX: WSTRF) (“Western” or the “Company”) is pleased to announce the addition of Bryan Murphy to its Board of Directors (“Board”).

Western Announces the Addition of Bryan Murphy as a Non-Executive Director

“The Board is excited to have Bryan join the team as his unique insight into the financial and capital markets compliments the current Board quite nicely” said George Glasier, President and Chief Executive Officer. “Western is fortunate to have a talented board, and we are pleased that Bryan has agreed to accept a role in growing the company,” Mr. Glasier added.

Bryan Murphy is a Managing Partner of Quest Partners, a boutique investment bank that focuses on the provision of M&A, corporate finance, and business strategy services. Since founding the firm in 2006, Bryan has developed extensive international experience and relationships advising high-growth businesses across North America, Europe, and the Middle East. In the prior dozen years, Mr. Murphy held senior management roles at Canadian Tire Corporation overseeing divisions and business lines. Additionally, Mr. Murphy was formerly a board member of Covenant House Toronto, one of Canada’s largest homeless youth agencies. Bryan has an Honours Bachelor of Arts in Business Administration majoring in Finance and an MBA with Distinction from the University of Western Ontario Richard Ivey School of Business.

Market and Company Update

After difficult uranium markets in 2016 and 2017, positive changes are being initiated to the benefit of the industry. The announced uranium production cuts from the world’s two largest producers, Kazatomprom and Cameco, were implemented starting this month. Furthermore in the United States, a Section 232 Petition was recently submitted to the Department of Commerce with the goal of initiating an evaluation of the U.S. national security impact caused by growing dependence on uranium imports. The petition is seeking to reserve about 25% or 12 million pounds of uranium yearly for domestic uranium production which represents a substantial increase to current domestic transaction levels. This initiative is being acknowledged as important by the U.S. legislature due to the strategic security issues derived from a dependence upon uranium supply from Russia and Kazakhstan, while the investor market is increasingly recognizing a fundamental positive shift is underway in the sector.

In addition to these positive uranium sector dynamics, the Company is now receiving interest from vanadium buyers in securing a consistent source of vanadium pentoxide from the Company’s mines. This market is increasingly in supply deficit. Western is interested in negotiating a longer-term vanadium contract beyond the 12-month period that has historically typified vanadium contracting.

Western will continue to work toward moving the Sunday Mine Complex forward for the production of uranium and vanadium and doing so at a low cost through the implementation of ablation mining technology.

George Glasier Transfers Western Shares

George Glasier, President, CEO and a director of the Company, announces that 4,500 common shares of Western were sold on January 23, 2018 on the Canadian Stock Exchange at a price of CAD$0.71 per share for total consideration of CAD$3,195 (the “Transaction”). Immediately prior to the Transaction, Mr. Glasier owned directly and/or controlled a total of 4,873,333 common shares of the Company, corresponding to approximately 23.76% of the issued and outstanding common shares of the Company. Immediately after the Transaction, Mr. Glasier owns directly and/or controls a total of 4,868,833 common shares of Western corresponding to approximately 23.74% of the issued and outstanding shares of the Company. Mr. Glasier also holds stock options for a further 350,000 common shares of Western, 283,333 exercisable now and all exercisable within 60 days. If all options are exercised, Mr. Glasier would hold and/or control approximately 25.02% of the Company’s then issued and outstanding common shares.

Mr. Glasier entered into the Transaction to cover ongoing costs relating to the Pinon Ridge Mill which is a proposed uranium/vanadium mill in close proximity to Western’s Sunday Mine complex and may sell up to 145,500 additional common shares for the same purpose.

Mr. Glasier will file an Early Warning Report under the Company’s profile on SEDAR. The Early Warning Report will include additional information prescribed under National Instrument 62-103 – The Early Warning System and Related Takeover Bid and Insider Reporting Issues. A copy of the Early Warning Report may also be obtained by contacting Mr. George Glasier at 1-970-864-2125 or gglasier@western-uranium.com.

This is a joint news release of Western and George Glasier, President and CEO of the Company.

About Western Uranium Corporation

Western Uranium Corporation is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States and development and application of ablation mining technology.

FORWARD LOOKING STATEMENTS AND CAUTIONARY NOTE

This news release may contain forward-looking statements that are based on the Company’s expectations, estimates and projections regarding its business and the economic environment in which it operates. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements and readers should not place undue reliance on such statements. Statements speak only as of the date on which they are made.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

Office: 970-864-2125

gglasier@western-uranium.com

Russell Fryer

Executive Chairman

Office: 203-340-5633

rfryer@western-uranium.com